Exhibit 10.11

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of August 7th, 2012 (the “Effective Date”) by and between SCYNEXIS, INC., a Delaware corporation having its principal place of business at 3501C Tricenter Boulevard, Durham, NC 27713 USA (“Licensor”), and Dechra Ltd of Dechra House, Jamage Industrial Estate, Talke Pits, Stoke-on-Trent, ST7 1XW, United Kingdom (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A. Licensor is a biotechnology company that has expertise in the field of cyclosporin derivative human and animal therapeutics.

B. Licensee is an international pharmaceutical business focused on the veterinary market with its key area of specialization being the development and marketing of companion animal products.

C. Licensor desires to grant to Licensee, and Licensee desires to receive, a license to develop and commercialize SCY-641, which is [*] (“SCY-641”) in the ophthalmic animal health field based on the terms and conditions set forth below.

NOW THEREFORE, Licensor and Licensee agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) shall have the following meaning set forth in this Article 1, or, if not listed in this Article 1, the meaning as designated in the text of this Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Compound” means SCY-641.

1.3 “Control” or “Controlled” means, with respect to any material, particular item of Information or intellectual property right, (i) that the Party owns and has the ability to grant to the other Party the license to such item provided for herein, without violating the terms of any agreement or other arrangement with any Third Party, and/or (ii) that the Party has a license to such item and has the ability to grant to the other Party the license to such item provided for herein, without violating the terms of any agreement or other arrangement with any Third Party.

1.4 “Licensor Know-How” means all information described in Exhibit 1.7 necessary or reasonably useful for the development, manufacture and/or commercialization of the Compound or Product in the Field in the Territory.

1.5 “Licensor Patent Rights” means the Patents listed on Exhibit 1.7.

1.6 “Field” means the animal health field.

1.7 “First Commercial Sale” means for each Product on a country-by-country basis, the first commercial sale in such country after regulatory approval of such Product in such country.

1.8 “GAAP” means the United States generally accepted accounting principles, consistently applied.

1.9 “IAS-IFRS” means an integrated system of International Accounting Standards and International Financial Reporting Standards, consistently applied.

1.10 “Information” means information, material, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, cell lines, cell media, knowledge, know-how, skill, experience, manufacturing materials, financial data, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, quality assurance data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.11 “Major Country” means any of the following countries, and their respective territories and possessions: United States, United Kingdom, Germany, Italy, France and Spain.

1.12 “Net Sales” means the gross amount invoiced or otherwise charged by Licensee or its Affiliates or sublicensees for the sale of any Product to any Third Party, less the following deductions (calculated in accordance with GAAP or IAS-IFRS, as applicable) to the extent actually incurred or allowed in connection with such sale of such Product: (i) reasonable and customary cash, trade and quantity discounts; (ii) allowances for returned or rejected Product or retroactive price reductions; (iii) sales, value-added (to the extent not otherwise refunded, credited or reimbursed) and other direct taxes on the sale of Product (other than income taxes), if invoiced to the purchaser; (iv) chargebacks and corrections for overbilling; and (v) bad debt actually written-off during the applicable period.

1.13 “Patents” means all: (i) United States patents, re-examinations, reissues, renewals, extensions and term restorations, supplementary protection certificates, inventors’ certificates and foreign counterparts thereof; (ii) pending applications for United States patents,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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including provisional applications, continuations, continuations-in-part, continued prosecution, divisional and substitute applications; and (iii) foreign counterparts of the foregoing.

1.14 “Product” means any product containing the Compound for use in the Field.

1.15 “Regulatory Authority” means any governmental authority, including without limitation the United States Food and Drug Administration or the European Medicines Agency, with responsibility for granting any licenses or approvals necessary for the clinical testing, marketing and sale of a Product in any country.

1.16 “Territory” means the world.

1.17 “Third Party” means any person or entity other than Licensor, Licensee or an Affiliate of Licensor or Licensee.

1.18 “Valid Claim” means: (i) any claim in an issued Patent in Licensor Patent Rights that has not expired, been canceled, been declared invalid, or been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (ii) a claim under a pending application for a Patent in Licensor Patent Rights that has not been abandoned, canceled, withdrawn from consideration, or finally determined to be unallowable in a decision from which no appeal can be taken. For clarity, on a country-by-country basis, a Valid Claim shall include any patent claim that has been declared invalid (pending appeal) if and to the extent that such invalidity does not prejudice enforceability of the relevant Patent in accordance with local laws of any such country.

2.	LICENSE AND OTHER RIGHTS

2.1 License to Licensee. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts:

2.1.1 an exclusive, royalty-bearing license (with the right to sublicense) under the Licensor Patent Rights to make and have made (in compliance with Section 3.2), use, develop, sell, offer for sale and import Products in the Field in the Territory; and

2.1.2 an exclusive, royalty-bearing license (with the right to sublicense), under the Licensor Know-Flow, to make and have made (in compliance with Section 3.2), use, develop, sell, offer for sale and import Products in the Field in the Territory.

2.2 License to Licensor. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Licensor and Licensor hereby accepts, a non-exclusive, fully paid up license (with the right to sublicense) to receive and use all information, data and regulatory documentation generated by Licensee and its Affiliates, agents and sub-licensees relating to the Compound and/or any Product for any purpose outside the Field. Licensee hereby grants to Licensor and Licensor hereby accepts, a non-exclusive, fully paid up license (with the right to sublicense) to any improvements to the Licensor Patent Rights for any purpose outside the Field.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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2.3 Retained Rights. Licensor retains all rights and interest in and to the Licensor Patents, Compound and Product(s) outside the scope of the license granted to Licensee under Section 2.1, including the sub-licensable right to develop, manufacture and commercialize the Compound and/or any Product outside the Field or Territory. Licensor also retains the right to use Licensor Know-How in the Field for research purposes.

2.4 Negative Covenants. Licensee and its Affiliates shall not, and shall use commercially reasonable efforts to ensure that their sublicensees do not, practice or sublicense Licensor Patent Rights and/or Licensor Know-How outside the scope of the license granted in Section 2.1.

2.5 No Additional Licenses. Except for the express license granted in this Article 2, neither Party shall be granted any license (either express, implied or by estoppel to the Patents or Information Controlled by the other Party.

2.6 Additional Countries. Should Licensee wish to register the Product for sale in countries other than [*], then [*]. Should licensee wish to register the Product in [*] the parties shall [*].

3.	TRANSFER OF KNOW-HOW; OTHER OBLIGATIONS

3.1 Transfer of Licensor Know-How. Within [*] of the Effective Date, Licensor shall commence the disclosure and transfer to Licensee of Licensor Know-How agreed upon by the Parties.

3.2 Product Supply. Should Licensee require the manufacture and supply of the Compound for commercial or other purposes, Licensee shall notify Licensor. If Licensor indicates to Licensee that it is interested in manufacturing and supplying such Compound, the Parties will enter into good faith discussions for a corresponding commercial agreement. If, after [*], the Parties are unable to come to an agreement on a commercial manufacture and supply arrangement, Licensee may enter into discussions with any bona fide Third Party, provided that [*].

3.3 Diligence. Licensee shall use commercially reasonable efforts to develop, obtain Regulatory Approval for, and commercialize the Product in each Major Country. Such efforts shall be no less than those efforts an animal health company of the size of Licensee would make with respect to an animal health product of comparable commercial potential, stage of development, and medical/scientific, technical and regulatory profile. Specifically, Licensee shall [*]. Any [*] shall be brought to the attention of Licensor and discussed at a meeting attended by senior executives of each Party.

3.4 Regulatory and CMC Responsibilities.

3.4.1 Regulatory. Licensee and/or its agents shall assume all responsibility for all correspondence and communication relating to the Product with Regulatory Authorities. Licensee shall keep such records and make such reports as shall be reasonably necessary to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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document communications to Regulatory Authorities in compliance with all applicable regulatory requirements.

3.4.2 Adverse Event Reporting. Licensee shall be responsible for the adverse experience and safety reporting for the Product in the Field in compliance with the requirements all applicable laws and regulations.

3.5 Exchange of Information. Licensee shall provide Licensor with detailed quarterly written reports on the progress of Licensee’s efforts to develop and commercialize Products. Parties shall meet no less than [*] (in person or by teleconference) for an update on the progress of development program.

3.6 Compliance with Laws. Licensee shall perform, and shall use commercially reasonable efforts to ensure that its Affiliates, sublicensees and Third Party contractors perform, all development and commercialization activities for which it is responsible under this Agreement in good scientific and medical manner and in compliance with all applicable laws, rules and regulations.

4.	FINANCIAL TERMS

4.1 Up-front Payment. Upon execution of this Agreement, Licensee shall pay Licensor an up-front fee of £[*]. Such up-front fee shall be nonrefundable and noncreditable. Payment shall be made in accordance with Section 4.6 below. The bank account designated by Licensor is as follows:

Bank:	[*]
Account Name:	SCYNEXIS, Inc.
Account No.:	[*]
SWIFT ID:	[*]
Routing/ABA No.:	[*]

4.2 Milestone Payments. Licensee shall pay Licensor the amounts set forth below upon the first occurrence of the events described below for any Product. Licensee shall notify Licensor in writing within [*] of the achievement of each such event. All milestone payments shall be nonrefundable and shall be paid by Licensee within [*] after the occurrence of such event. The milestone payment for [*] shall be [*].

Milestone Event	Amount

[*]	£	[*]

[*]	£	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.3 Royalties. Licensee shall pay Licensor royalties equal to the percentages of the Net Sales of all Products as described below:

On total Net Sales of all Products up to US$ [*]	[	*]%

On the portion of total Net Sales of all Products exceeding US$ [*] and up to US$ [*]	[	*]%

On the portion of total Net Sales of all Net Products exceeding US$ [*]	[	*]%

4.4 Licensee’s obligation to pay royalties shall last, on a Product-by-Product and country by country basis, until the later to expire of: (i) all Valid Claims in such country; and (ii) twelve (12) years after the First Commercial Sale of such Product in such country. It shall be understood that sales of Product by Licensee that are no longer royalty bearing under this Section 4.4 shall not be included in total Net Sales of all Products under Section 4.3 above.

4.5 Reports. Within [*] after the end of the calendar quarter in which the First Commercial Sale in any country occurs, and on each calendar quarter thereafter, Licensee shall send to Licensor a report of estimated Net Sales of Products in sufficient detail on a country-by-country basis to permit Licensor to reasonably determine the amount of royalty payments accrued during such preceding quarter, including the number of Products sold, the gross sales and Net Sales of Products, the royalties payable (in dollars), the method used to calculate the royalty, and the exchange rates used. Within [*] after the end of the calendar semester (i.e., the six (6) month period beginning January 1 and ending June 30, and the six (6) month period beginning July 1 and ending December 31, as applicable) in which the First Commercial Sale in any country occurs, and on each calendar semester thereafter, Licensee shall send to Licensor: (i) a payment of all royalties owed to Licensor for such semester; and (ii) a report of Net Sales of Products in sufficient detail on a country-by-country basis to permit confirmation of the accuracy of the royalty payment made, including the number of Products sold, the gross sales and Net Sales of Products, the royalties payable (in dollars), the method used to calculate the royalty, and the exchange rates used.

4.6 Payments. All references to “dollars” or “$” means the legal currency of the United States. All references to “pounds” or “£” means the legal currency of the United Kingdom. All amounts due to Licensor by Licensee under this Agreement shall be paid in dollars by wire transfer in immediately available funds to an account designated by Licensor. If any currency conversion shall be required in connection with any payment or accounting of costs and expenses under this Agreement, such conversion shall be made by using the average of the exchange rates for the purchase of dollars as published in The Wall Street Journal, Eastern Edition, or a comparable publication, of the last business day of each of the three (3) months immediately preceding the date on which such payment is made. If Licensee is prevented from paying Licensor any royalties in a given country because the local currency is blocked and cannot be removed from the country, then Licensee shall promptly pay Licensor in the local currency by deposit in a local bank designated by Licensor, to the extent permitted by local law.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.7 Withholding of Taxes. Licensee may withhold from payments due to Licensor amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Licensee shall provide to Licensor all relevant documents and correspondence, and shall also provide to Licensor any other cooperation or assistance on a reasonable basis as may be necessary to enable Licensor to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. Licensee shall give proper evidence from time to time as to the payment of such tax. Licensee may treat Licensor as a US resident person if it has provided a valid Form W-9 or equivalent or a signed statement concerning its permanent residence address and Taxpayer Identification Number (“TIN”).

4.8 Late Payments. Any amounts not paid by Licensee when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Licensor has received payment at a rate equal to [*] the prime rate of interest quoted in the Money Rates section of The Wall Street Journal, Eastern Edition, calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law.

4.9 Records and Audit. During the term of this Agreement and for a period of [*] thereafter, Licensee shall keep complete and accurate records pertaining to the development, manufacture, use, sale or other disposition of the Products, in sufficient detail to permit Licensor to confirm the accuracy of all payments due hereunder and compliance with the diligence obligations set forth in this Agreement. Licensor shall have the right to cause an independent, certified public accountant reasonably acceptable to Licensee, to audit such records to confirm the accuracy of Licensee’s payments; provided, however, that such auditor shall not disclose Licensee’s confidential information to Licensor, except to the extent such disclosure is necessary to verify the payments due under this Agreement. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment of more than [*] from the amounts previously paid for the audited period. In such case, Licensee shall bear the full cost of such audit. Licensee shall remit any underpayment identified by such audit (plus applicable interest) to Licensor within [*] of the results of such audit. Reciprocally, if the audit discloses an overpayment from the amount of royalties previously paid by Licensee, Licensor shall remit any such overpaid amount (plus applicable interest) to Licensee within [*] of the results of such audit. The terms of this Section 4.8 shall survive any termination or expiration of this Agreement for a period of [*].

4.10 Separate Agreement. On the Effective Date, the Parties shall enter into a separate agreement (the “cGMP Product Agreement”) whereby Licensee will contract with Licensor for Licensor to develop a route to the Compound prepared to clinical Good Manufacturing Product standard (“cGMP Product”) and to supply Licensee with cGMP Product for use in the clinical development program.

4.11 [*]. In the event that Licensor enters into a transaction granting a third party rights to develop and commercialize the Compound in the human health field (a “Human Health Transaction”), Licensor shall [*] to [*] of [*] under the [*].

5.	CONFIDENTIALITY

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.1 Nondisclosure of Confidential Information. For all purposes hereunder, “Confidential Information” shall mean all Information disclosed by one Party to the other Party pursuant to this Agreement. During the term of this Agreement and for a period of [*] thereafter, a Party receiving such item of Confidential Information of the other Party will (i) maintain in confidence such item of Confidential Information and not disclose such item of Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder, and (ii) not use the other Party’s Confidential Information for any purpose except those permitted by this Agreement.

5.2 Exceptions. The obligations in Section 5.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;

(b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party;

(c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential;

(d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

(e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the disclosing Party.

5.3 Authorized Disclosure. Each Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing or prosecuting patents relating to Products;

(b) Regulatory filings;

(c) Prosecuting or defending litigation;

(d) Complying with applicable governmental regulations; and

(e) Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, or agents, each of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors (and by Licensee to potential sub-licensees and distributors), each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5. In addition, a copy of this Agreement may be filed, furnished or submitted to the Securities and Exchange Commission by Licensor. In connection with any such filing, Licensor shall endeavor to obtain confidential treatment of economic and trade secret information and shall deliver to Licensee in advance of any filing a redacted copy of this Agreement to enable Licensee to give comments and suggestions on economic and trade secret information to be kept confidential.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

5.4 Press Releases. Each Party shall be entitled to issue a press release, as approved by both Parties and attached hereto as Exhibit 5.4, upon the execution of this Agreement. If either Party desires to make any subsequent public announcement (e.g. press release) concerning the terms of this Agreement or the activities hereunder, such Party shall give reasonable advance notice of the proposed text of such announcement to the other Party for its review and approval prior to announcement, such approval shall not be unreasonably delayed or withheld. Such other Party shall provide its comments, if any, within [*] after receipt of the proposed text and the Party making such announcement shall consider and address all such comments in good faith. Notwithstanding anything to the contrary, such approval shall not be needed if such public announcement: (i) is required pursuant to the disclosure requirements of the U.S. Securities and Exchange Commission or the national securities exchange or other stock market on which such Party’s securities are traded, provided however that in this case the proposed text of the announcement shall be disclosed in advance to the other Party for information and comments; or (ii) solely discloses information that has previously been approved for disclosure by the other Party.

6.	INTELLECTUAL PROPERTY

6.1 Ownership of Inventions. Each Party shall own any inventions made solely by its employees, agents or independent contractors in their activities hereunder. Inventions hereunder made jointly by employees, agents or independent contractors of each Party in the course of performing under this Agreement shall be owned jointly by the Parties in accordance with the joint ownership interests of co-inventors under U.S. patent laws. Inventorship shall be determined in accordance with U.S. patent laws. Licensor grants Licensee a first right of refusal to an exclusive license in the Field to any inventions made in the course of the Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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6.2 Patent Prosecution, Maintenance and Enforcement.

6.2.1 Patent Prosecution and Maintenance. Licensor will prosecute and maintain the Licensor Patent Rights, including conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto. Licensor shall provide Licensee with a revised Exhibit 1.7 updating the status of the Licensor Patent Rights on an annual basis or more frequently if requested by Licensee (but in no event more than quarterly).

6.2.2 Enforcement of Patent Rights by Licensor. If either Party becomes aware of a suspected infringement of Licensor Patent Rights in the Field, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Licensor shall have the first right, but shall not be obligated, to take any actions or bring any proceedings regarding the infringement at its own expense, in its own name, and entirely under its own direction and control. Licensee will reasonably assist Licensor (at Licensor’ expense) in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if required by law. Licensee shall have the right to participate and be represented in any such proceeding by its own counsel at its own expense, in which case it shall be entitled to receive reimbursement for such expenses from any recovery from such proceeding and shall be entitled to share the net recovery (after both Parties’ reimbursement of proceeding-associated expenses) with Licensor [*]. No settlement of any such action or proceeding that restricts the scope or affects the enforceability of Licensor Patent Rights may be entered into by Licensor without the prior consent of Licensee, which consent shall not be unreasonably withheld.

6.2.3 Enforcement of Patent Rights by Licensee. If Licensor fails to take any action or bring any proceeding regarding infringement pursuant to Section 6.2.2 within [*] of the provision or receipt of notice of suspected infringement, then Licensee may take such action or bring such proceeding at its own expense, in its own name, and entirely under its own direction and control. Licensor will reasonably assist Licensee (at Licensee’s expense) in any action or proceeding being prosecuted or defended by Licensee, if so requested by Licensee or required by law in order for Licensee to bring such action, including but not limited to executing any necessary documents such as any necessary power of attorney and including, if required, being joined as a necessary party. Licensor shall have the right to participate and be represented in any such proceeding by its own counsel at its own expense, in which case it shall be entitled to receive reimbursement for such expenses from any recovery from such proceeding and shall be entitled to share the net recovery (after both Parties’ reimbursement of proceeding-associated expenses) with Licensee [*]. No settlement of any such action or proceeding that restricts the scope or affects the enforceability of Licensor Patent Rights may be entered into by Licensee without the prior consent of Licensor, which consent shall not be unreasonably withheld.

6.3 Third Party Infringement Claims. If an allegation is made or claim is brought by a Third Party that any activity related to a Product infringes the intellectual property rights of such Third Party, each Party will give prompt written notice to the other Party of such claim. The Parties shall fully cooperate to defend against such allegation or claim, each bearing its own expenses. Neither Party shall enter into any settlement of any claim described in this Section 6.3 that affects the other Party’s rights or interests without such other Party’s written consent, which

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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consent shall not be unreasonably withheld or delayed. If a Party is entitled to indemnification pursuant to Article 8 with respect to a claim described in this Section 6.3, it shall follow the procedures set forth in Article 8 if it wishes to obtain such indemnification. The royalties to be paid to Licensor in the country or countries involved shall continue to be paid to Licensor unless sale of the Products in said country or countries is prevented as a result of the Third Party claim. If necessary in order to avoid infringement of said Third Party intellectual property rights, Licensee and Licensor shall attempt to obtain a license for Licensee under the Third Party’s intellectual property rights. Royalties to be paid by Licensee to Licensor hereunder shall continue to be payable in accordance with the terms and conditions of this Agreement and any royalties on sales of the Products payable to the Third Party under said license shall be paid by Licensee. Licensee may offset [*] of all payments paid to all Third Parties under this Section 6.3 against the royalties that Licensee pays to Licensor under Section 4.3.1, but in no event shall such offset reduce the royalties owed to Licensor under Section 4.3.1 by more than [*] of the amount otherwise owed without such offset.

6.4 Patent Terms Extensions. The Parties shall co-operate in filing for and obtaining patent extensions and supplementary or complementary protection certificates, if available, of the Licensor Patent Rights, and Licensor shall have the final decision making authority on such matters.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Mutual Warranties. Each Party represents and warrants to the other Party that: (i) it has the authority and right to enter into and perform this Agreement; (ii) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (iii) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

7.2 Licensor Warranties. Licensor represents and warrants to Licensee that:

7.2.1 As of the Effective Date, Licensor has the full right and power to grant the license set forth in Section 2.1 in the manner, for the duration of and to the extent set forth in this Agreement, free and clear of any adverse assignment, grant or other encumbrances inconsistent with such grant;

7.2.2 As of the Effective Date, Licensor has not received any written notice or other written communication alleging that the making or using of the Compound infringes or misappropriates the intellectual property rights of a Third Party.

7.3 No Additional Representations. EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 7.1 AND 7.2 OF THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES BY LICENSOR OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPOUND, PRODUCTS OR THE MANUFACTURE

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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OR USE OF COMPOUND OR PRODUCTS (INCLUDING WITHOUT LIMITATION ITS RESEARCH, DEVELOPMENT (INCLUDING CLINICAL TRIALS) OR COMMERCIALIZATION) INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR USE OF COMPOUND OR ANY PRODUCT OR ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

8.	INDEMNIFICATION

8.1 Licensor. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates, and their respective directors, officers and employees (each a “Licensee Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) (“Liabilities”) resulting from any claim, suit or proceeding made or brought by a Third Party against a Licensee Indemnitee to the extent arising from or occurring as a result of: (i) any breach by Licensor of the representations and warranties set forth in Section 7.1 or 7.2; and/or (ii) any negligent or wrongful act or omission hereunder by Licensor and/or any breach by Licensor of any of its obligations hereunder, except in each case to the extent that (1) any such Liability was due to the negligence or willful misconduct of a Licensee Indemnitee or (2) Licensee has an obligation under Section 8.2 to indemnify Licensor for such Liabilities.

8.2 Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates, and their respective directors, officers and employees (each an “Licensor Indemnitee”) from and against any and all Liabilities resulting from any claim, suit or proceeding made or brought by a Third Party against an Licensor Indemnitee to the extent arising from or occurring as a result of: (i) any breach by Licensee of the representations and warranties set forth in Section 7.1; (ii) any use, manufacture, development, distribution, storage, handling, promotion, marketing and sale of the Product(s) by or for Licensee or its Affiliates or sublicensees In the Field; (iii) the use of any Products by any person or entity; and/or (iv) any negligent or wrongful act or omission hereunder by Licensee and/or any breach by Licensee of any of its obligations hereunder, except in each case to the extent that (I) any such Liability was due to the negligence or willful misconduct of an Licensor Indemnitee or (2) Licensor has an obligation under Section 8.1 to indemnify Licensee for such Liabilities.

8.3 Procedure. A Party seeking indemnification hereunder (an “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Liability. The Indemnitor shall have the sole right to control the defense and settlement thereof. The Indemnitee shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Article 8. The Indemnitee shall not, except at its own cost and risk, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give. The Indemnitor shall not be required to provide indemnification with respect to a Liability the defense of which is actually prejudiced by the failure to give notice by the Indemnitee or the failure of the Indemnitee to cooperate with the Indemnitor or where the Indemnitee settles or compromises a Liability without the written consent of the Indemnitor. Each Party shall cooperate with the other Party in resolving any claim or Liability with respect to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.

which one Party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

8.4 Limitations on Liability.

8.4.1 NOTWITHSTANDING ANY PROVISION HEREIN, A PARTY SHALL IN NO EVENT BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS OR REPRESENTATIVES FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS), UNLESS SUCH DAMAGES: (I) ARE OWED UNDER THE LIABLE PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8; (II) ARE DUE TO THE LIABLE PARTY’S BREACH OF ARTICLE 5; OR (III) ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.

9.	TERM AND TERMINATION

9.1 Term. Subject to the provisions below in this Section 9, the term of this Agreement shall commence on the Effective Date and continue on a country-by-country basis until the expiration of all Licensee’s royalties payment obligations under this Agreement, unless earlier terminated pursuant to Section 9.2 or 9.3. On such expiration, Licensee’s license under Section 2.1 with respect to Licensor Know-How shall survive as a non-exclusive, fully-paid and royalty-free license.

9.2 Material Breach. If any Party has breached any of its material obligations hereunder, and such breach has continued for [*] after written notice thereof was provided to the breaching Party by the non-breaching Party, the non-breaching Party may terminate this Agreement. Any termination shall become effective at the end of such [*] period unless the breaching Party has cured any such breach prior to the expiration of the [*] period.

9.3 Relinquishment by Licensee. Licensee may relinquish all the rights and the license granted to it under this Agreement and thereby terminate this Agreement, at any time, by giving Licensor written notice of its desire to do so at least six (6) months prior to the date on which the rights and the license are desired to be terminated. Such termination shall be conditional upon Licensee informing Licensor in writing, together with the notice of termination, that, in Licensee’s reasonable business judgment based on scientific or economic evidence, it is impossible for Licensee to carry out further development or marketing of the Product in the Territory.

9.4 Effect of Termination or Expiration. Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination or expiration or preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of, or default under, this Agreement. It is understood and agreed that monetary damages

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.

may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to specific performance as a partial remedy for any such breach.

9.4.1 Effects of Certain Terminations Attributable to Licensee.

(a) If this Agreement is terminated by Licensor pursuant to Section 9.2 for Licensee’s failure to pay any of the amounts owed to Licensor tinder Article 4, then Licensor may pursue all remedies available to it under law or equity, and Licensee shall transfer and assign to Licensor all Information in its possession relating to the Product, and all regulatory filings (including any regulatory approvals) in Licensee’s name, agreements with Third Parties, trademark and other intellectual property rights, and supplies of Product (including any intermediates, retained samples and reference standards) that in each case are in its Control and that relate to the Product. Any such transfer and assignment by Licensee to Licensor shall be free of charge to Licensor (except for administrative costs and fees connected with the transfer of trademarks and other intellectual property rights, which shall be borne by Licensor).

(b) If this Agreement is terminated by Licensee pursuant to Section 9.3, then: (i) Licensee shall transfer and assign to Licensor all Information in its possession relating to the Product, and all of the regulatory filings (including any regulatory approvals) in Licensee’s name, agreements with Third Parties, trademark and other intellectual property rights, and supplies of Product (including any intermediates, retained samples and reference standards) that in each case are in its Control and that relate to the Product; (ii) Licensor shall notify Licensee in writing if, in Licensor’ reasonable business judgment, Licensor desires to continue the development and/or commercialization of the Product, in which case Licensee’s sublicensees’ rights on the Product shall survive termination hereof and shall be varied into a direct grant from Licensor (but only if such sublicensee is not in breach of its existing agreement with Licensee), being however understood that the relations between each said sub-licensee and Licensor shall, in Licensor’ sole discretion, be regulated either by the agreement in force between Licensee and the sublicensee, which in such case would be assigned to Licensor, or by any other contract which Licensor and the sublicensee may deem appropriate. Any transfer and assignment by Licensee to Licensor under Section 9.4.1(b)(i) shall be free of charge to Licensor (except for administrative costs and fees connected with the transfer of trademarks and other intellectual property rights, which shall be borne by Licensor). Notwithstanding anything to the contrary, Licensor shall have no obligation (either under Section 9.4.1(b)(ii) or otherwise under this Agreement) to be transferred or assigned any agreements from, or enter into any relations with, any of Licensee’s sublicensees who are in breach of their agreements with Licensee at the time of Licensee’s termination of this Agreement.

9.4.2 Effects of other termination. In the event of any termination that is not described in Section 9.4.1, the applicable Party may pursue all remedies available to such Party under law or equity pursuant to Sections 10.3 or 10.4, as applicable.

9.5 Survival. The following provisions of this Agreement shall survive expiration or termination of this Agreement for any reason: [To be completed.]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.

9.6 Rights in Bankruptcy. All rights and the license granted under or pursuant to this Agreement by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the United States Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it: (a) upon any such commencement of a bankruptcy proceeding upon Licensee’s written request therefor, unless Licensor continues to perform all of its obligations under this Agreement; or (b) if not delivered under Section 9.6(a) above, following the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Licensee.

10.	MISCELLANEOUS

10.1 Complete Agreement; Modification. This Agreement constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.

10.2 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of North Carolina, without regard to conflicts of law rules requiring the application of different law.

10.3 Dispute Resolution. Subject to Section 10.4, in the event of any dispute, controversy or claim between the Parties relating to or arising out of this Agreement (a “Dispute”), either Party may refer such Dispute to the Chief Executive Officers of, or such other senior executive officers designated by, each respective Party for resolution. If such senior executive officers fail to reach a resolution within [*] of such referral, or such other period as the Parties may agree, then such Dispute shall be decided by arbitration to be conducted in New York City in accordance with the International Rules of the American Arbitration Association for Commercial Arbitration in effect at the time the Dispute arises, unless the Parties mutually agree otherwise. Each Party shall be responsible for its own costs (including, without limitation, reasonable attorneys’ fees) and expenses in connection with any arbitration proceeding under this Section 10.3.

10.4 Patents. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Licensor Patent Rights covering the manufacture, use or sale of any Products shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.

10.5 Performance by Affiliates/Subcontractors. Each Party acknowledges that its obligations under this Agreement may be performed by its respective Affiliates or subcontractors. Notwithstanding any delegation of obligations under this Agreement by a Party to an Affiliate or subcontractor, each Party shall remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates and/or subcontractors to act in a manner consistent herewith. Wherever in this Agreement the Parties delegate responsibility to Affiliates, subcontractors or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

10.6 Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

10.7 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

10.8 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby. At no time shall any Party make commitments or incur any charges or expenses for or in the name of the other Party.

10.9 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided, that any such permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.9 shall be null and void and of no legal effect. In the event that Licensee is acquired by a company (a “Competitor Company”) selling a competitive cyclosporine product in the Field (a “Competitive Product”) then within [*] of the acquisition of Licensee by the Competitor Company, the Parties shall meet to [*]. If within a further [*] of such meeting, the Licensee is unable to [*], then Licensee shall either: (a) immediately relinquish all the rights and the license granted to it under this Agreement; or (b) commit to divest the Competitive Product within a further [*] period.

10.10 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile, or by FedEx or other reputable international courier service. Any such notice shall he deemed to have been

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

16.

given as of the day of personal delivery, one (1) day after the date sent by facsimile service or on the day of successful delivery to the other Party confirmed by the courier service.

For Licensor:	SCYNEXIS, Inc.
3501 C Tricenter Boulevard
Durham, NC 27713
USA
Phone: 1 919 544 8600
Fax: 1 919 544 8697

For Licensee:	Dechra Ltd
Dechra House
Jamage Industrial Estate
Talke Pits, Stoke-on-Trent
ST7 1XW, United Kingdom
Phone: 0044 (0)1782 771100
Fax: 0044 (0)1782 773366

10.11 Force Majeure. Each Patty shall be excused from the performance of its obligations (other than payment obligations) under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, act of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

10.12 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.13 Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision to any possible extent. In such event, the Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

10.14 Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

17.

be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

10.15 Use of Name. Except as required by law, neither Party shall use the name or trademarks of the other Party for any advertising or promotional purposes without the prior written consent of such other Party.

10.16 Construction of the Agreement. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including, without limitation,.” References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement will be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

10.17 Insurance. Each Party agrees to procure and maintain, in full force and effect during the term of this Agreement, insurance from insurers of recognized financial responsibility, against such losses and risks and in such amounts which, in such Party’s reasonable judgment, are prudent and customary in the business in which it is engaged. Each Party shall promptly supply the other Party, upon the other Party written request, with a copy of the certificate of insurance evidencing said coverage.

10.18 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

18.

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

SCYNEXIS, INC.		Dechra Ltd

By:	/s/ Yves Ribeill	By:	/s/ Ian Page

Name:	Yves Ribeill	Name:	Ian Page

Title:	Chief Executive Officer	Title:	Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

19.

EXHIBIT 1.7

Licensor Patents

Ref	Country	Application No.	Publication No.	Grant No.
[*]	[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.

EXHIBIT 1.7

Licensor Know-How

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.

Exhibit 5.4

Press Release

SCYNEXIS® Announces Exclusive Licensing Deal for the Treatment of Canine Dry Eye

SCYNEXIS®Announces Exclusive Licensing Deal for the Treatment of Canine Dry Eye

–First Partnership for SCYNEXIS Cyclophilin Platform–

RESEARCH TRIANGLE PARK, NC [September 4, 2012] -SCYNEXIS, Inc. announced today that it has entered into an exclusive license agreement with Dechra Pharmaceuticals PLC (LSE:DPH) for the development and commercialization of SCY 641 for the treatment of canine keratoconjunctivitis sicca (KCS). SCY-641, a cyclosporine derivative, is the first partnered compound from the SCYNEXIS proprietary cyclophilin inhibitor platform, which includes SCY 635, a clinical candidate for the treatment of Hepatitis C (HCV).

Under the terms of the agreement, SCYNEXIS received an upfront fee and is eligible to receive further payments based on development milestones, as well as double digit royalties on product sales. Dechra is granted worldwide animal health rights and will be responsible for the remaining clinical development and commercialization of SCY-641. SCYNEXIS retains the human health rights to the compound.

“Dechra is the ideal partner for SCY-641. They have a strong presence in animal health and a history of successful new product introductions,” said Michael Peel, PhD, Executive Director for SCYNEXIS Discovery Research. “We believe that this novel compound has the potential to offer a major advance in the treatment of dry eye in both animal and human health.”

Yves Ribeill, CEO, SCYNEXIS, added, “This is the first partnership SCYNEXIS has announced from our cyclophilin inhibitor platform. We look forward to progressing SCY-641 and our other assets towards market in the coming year.”

In pre-clinical studies, SCY-641 was shown to have immunosuppressive activity that can alleviate ocular inflammation and promote tear production. In a clinical study of canine dry eye disease, an aqueous solution of SCY-641 was well tolerated and significantly improved tear production. Results from a proof-of-concept study were presented at the annual Association for Research in Vision and Ophthalmology meeting in April 2012.1

Commenting on the partnership, Ian Page, Chief Executive, Dechra said, “We are delighted to have reached an agreement with SCYNEXIS and look forward to a successful partnership and bringing SCY-641 to market. The worldwide agreement substantially strengthens our novel product development pipeline. The ophthalmic market is a key therapeutic sector for Dechra; the application of SCY-641 in the animal health market offers significantly improved clinical treatment of dry eye in animals and an excellent commercial opportunity.”

About (Chronic) Dry Eye

Chronic dry eye, the inadequate production of tears, affects both humans and canines alike. Dry eye can be a progressive disease that if left untreated can lead to pain, ulcers or scars on the cornea and some

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.

loss of vision.2 Tear production plays an important role in overall eye health by providing lubrication, reducing the risk of eye infection, washing away foreign matter in the eye, and keeping the surface of the eyes smooth and clear.3 Treating inflammation, the underlying cause of dry eye, can increase tear production and relieve the associated symptoms of dryness, pain and scratchiness.4,5

About Dechra

Dechra Pharmaceuticals PLC is a UK listed international veterinary pharmaceutical business with its expertise being in the development, manufacturing, distribution, sales and marketing of high quality products exclusively for veterinarians worldwide.

About SCYNEXIS

SCYNEXIS delivers innovative solutions to solve the toughest problems in drug discovery and development for our pharmaceutical, global health and life science partners. We have successfully delivered preclinical and clinical drug candidates to our customers across all major therapeutic indications and have developed our own proprietary cyclophilin inhibitor programs for the treatment of a broad range of diseases, including HCV and inflammation. www.scynexis.com.

SCYNEXIS CONTACT:

Alissa Maupin

Marketing & Communications Manager

SCYNEXIS, Inc.

alissa.maupin@scynexis.com

+1 919.206.7246

MEDIA CONTACT:

Christian Nielsen

Communications Associate

MacDougall Biomedical Communications

cnielsen@macbiocom.com

+1 781.235.3161

DECHRA CONTACT:

Dechra Pharmaceuticals PLC

Ian Page, Chief Executive

Simon Evans, Group Finance Director

Mobile: +44 (0) 7775 642222 (IP) or +44 (0) 7775 642220 (SE)

Office: +44 (0) 1782 771100

www.dechra.com

corporate.enquiries@dechra.com

[1]	Gilger, Brian, et al. An Aqueous Calcineurin Inhibitor, SCY-641, Is As Effective As Cyclosporine In The Treatment Of Naturally Occurring Keratoconjunctivitis Sicca In Dogs. 2012. ARVO meeting abstracts. Abstract A48.

2.

[2]	Facts About Dry Eye. (2009). Retrieved August 21, 2012

http://www.nei.nih.gov/health/dryeye/dryeye.asp

[3]	3 Dry Eye. (2006-12). Retrieved August 21, 2012, http://www.aoa.org/x4717.xml
[4]	Facts About Dry Eye. (2009). Retrieved August 21, 2012

http://www.nei.nih.gov/health/dryeye/dryeye.asp

[5]	Dry Eye. (2006-12). Retrieved August 21, 2012, http://www.aoa.org/x4717.xml

3.

EXHIBIT 1.8

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT TO LICENSE AGREEMENT (“First Amendment”) is made and entered into as of the 15th day of November, 2013 (the “Effective Date”) by and between SCYNEXIS, Inc., a Delaware corporation having its principal place of business at 3501C Tricenter Boulevard, Durham, NC 27713 USA (“Licensor”), and Dechra Ltd of Dechra House, Jamage Industrial Estate, Talke Pits, Stoke-on-Trent, ST7, 1XW, United Kingdom (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.’

BACKGROUND

A. Pursuant to a License Agreement dated August 7, 2013 (the “License Agreement”) Licensor granted a license to develop and commercialize SCY-641 in the ophthalmic animal health field.

B. Licensor and Licensee have, or will, execute a Proposal for Work, whereby Licensor will perform certain [*] services for a estimated cost to Licensee of $[*] (the “[*] Services Fee”).

C. Licensor and Licensee are intending to execute a Proposal for Work whereby Licensor will perform such [*] services [*] to [*], and in connection therewith will [*]. Upon payment by Licensee to Licensor of a fee [*] (the “[*] Fee”) Licensor shall provide to Licensee [*] up to [*] (but excluding [*]).

D. The Parties desire to amend the License Agreement, subject to the terms and conditions of this First Amendment, [*] the royalties [*] the [*] and the [*].

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Section 4.3 is hereby deleted in its entirety and the following is substituted in lieu thereof:

4.3 Royalties. Licensee shall pay Licensor royalties equal to the percentages of Net Sales of all Products as described below:

Tier No.	Net Sales Tiers	Royalty Rate

1	On total Net Sales of all Products in each calendar year up to US$[*]	[*]	%

2	On the portion of all Net Sales of all Products in each calendar year exceeding US$[*] and up to US$[*]	[*]	%

3	On the portion of all Net Sales of all Products in each calendar	[*]	%

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.

Tier No.	Net Sales Tiers	Royalty Rate

year in excess of $US[*]

Provided however, notwithstanding the foregoing, the royalty rate payable pursuant to [*] shall [*] until the [*] in such royalty rate shall [*], whereupon the [*] royalty rate shall [*].

2. Capitalized terms used herein but not defined shall have the meanings given to them in the License Agreement.

3. Except as amended and/or modified by this First Amendment, the License Agreement is hereby ratified and confirmed and all other terms of the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Licensor and Licensee have executed this First Amendment as of the Effective Date set forth above.

SCYNEXIS, Inc.		DECHRA LTD.

By:	/s/ Yves Ribiell	By:	/s/ Ann-Francoise Westler

Name:	Yves Ribiell	Name:	Anne-Francoise Westler

Title:		Title:	Director

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.